Exhibit 10.3
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into by and between Western Digital Corporation (the “Company”) and Timothy M. Leyden (“Executive”), as of the 7th day of March, 2011. This Agreement is being entered into in connection with the Company’s entry into a Stock Purchase Agreement by and among the Company, Western Digital Ireland, Ltd., Hitachi, Ltd. and Viviti Technologies Ltd. dated on or about the date hereof (the “Stock Purchase Agreement”), and shall become effective on the date of the closing of the transactions contemplated by the Stock Purchase Agreement (the “Effective Date”). If the transactions contemplated by the Stock Purchase Agreement fail to close for any reason, or if the Stock Purchase Agreement terminates for any reason without the transactions contemplated thereby closing, this Agreement shall automatically terminate and be of no force and effect.
1. EMPLOYMENT.
The Company hereby agrees to continue to employ Executive and Executive hereby agrees to accept such continued employment, upon the terms and conditions hereinafter set forth including but not limited to provisions governing early termination, from the Effective Date to and including the fifth anniversary of the Effective Date (“Employment Period”). Unless Executive’s employment is terminated pursuant to any early termination provision hereof or the parties mutually agree otherwise in writing, Executive’s employment with the Company shall terminate without further action by either party on the fifth anniversary of the Effective Date.
2. DUTIES.
A. Chief Operating Officer. On the Effective Date, Executive shall serve as Chief Operating Officer of the Company and shall report to the Company’s President. The Company’s Chief Executive Officer currently intends to establish an “Office of the Chief Executive Officer” to help guide the strategic direction and leadership tone of the Company following the closing of the transactions contemplated by the Stock Purchase Agreement, and to help guide integration activities. In the event the “Office of the Chief Executive Officer” is established, the Executive shall be included as a member of the Office of the Chief Executive Officer during the Employment Period.
B. Executive Commitment. During the Employment Period, Executive agrees to devote substantially all of his time, energy and ability to the business of the Company, subject to paragraph E of Section 3.
3. COMPENSATION.
A. Base Salary. During the Employment Period, the Company will pay to Executive a base salary at the rate of $700,000 per year. Such salary shall be earned monthly and shall be payable in periodic installments in accordance with the Company’s customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. Executive’s base salary may be increased in the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

B. Bonus. Executive’s target bonus during the Employment Period for purposes of the Company’s semi-annual Incentive Compensation Plan (ICP) bonus program shall be 110% of his semi-annual base salary from the Company in effect on the last day of such fiscal period. Executive’s actual bonus under the ICP may range from 0% to 200% of his target bonus based on the level of attainment of the applicable performance objectives established under the ICP. Executive’s target bonus may be increased in the sole discretion of the Compensation Committee.
C. Retirement and Welfare Benefit Plans; Fringe Benefits. During the Employment Period, Executive (and, in the case of welfare benefit plans, his eligible dependents, as the case may be) shall be eligible for participation in the retirement, welfare, and fringe benefit plans, practices, policies and programs provided by the Company on terms consistent with those generally applicable to the Company’s other senior executives and approved by the Compensation Committee.
D. Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other senior executives of the Company.
E. Vacation and Other Leave. During the Employment Period, Executive shall receive paid vacation in an amount determined by the Company’s then-existing policies based upon Executive’s years of service with the Company. Such vacation shall be scheduled and taken in accordance with the Company’s standard vacation policies applicable to Company executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.
F. Modification. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Executive so long as such action is taken generally with respect to other senior executives of the Company and does not single out Executive.
4. LONG-TERM INCENTIVE COMPENSATION.
A. Long-Term Incentive Awards. During the Employment Period, the Executive shall be eligible to receive long-term incentive awards on a basis commensurate with the Executive’s position and in accordance with the long-term incentive guidelines applicable to the Executive’s position established by the Compensation Committee. Any long-term incentive awards will generally be granted by the Compensation Committee as part of its normal annual grant cycle applicable to other senior executives of the Company. However, for the Company’s 2012 fiscal year, if the Effective Date occurs prior to the Company’s normal fiscal 2012 annual grant cycle that is expected to occur in September 2011, the Executive shall be eligible to receive long-term incentive awards at the first Compensation Committee meeting occurring after the Effective Date instead of at the time of the normal fiscal 2012 annual grant cycle. Any long-term incentive awards granted to the Executive will be subject to the Company’s customary terms and conditions.

B. Integration Performance Units. As part of the Company’s integration bonus plan that will be established in connection with the closing of the transactions contemplated by the Stock Purchase Agreement, it will be recommended to the Compensation Committee that Executive receive a grant of performance restricted stock units equal to that number of units having a target value on the grant date equal to $2,000,000 (the “Integration Performance Units”). The Integration Performance Units are expected to be granted at the first Compensation Committee meeting occurring after the Effective Date. The actual number of Integration Performance Units that may become earned and payable will range from 0% to 200% of the target number of Integration Performance Units awarded on the grant date, with the actual number of Integration Performance Units becoming earned and payable to be based on the Company’s achievement of the applicable performance milestones. The performance milestones applicable to the Integration Performance Units will be determined by the Compensation Committee in consultation with the Chief Executive Officer of the Company following the Effective Date. Subject to Executive’s continued employment through the first anniversary of the Effective Date, fifty percent (50%) of the target number of Integration Performance Units shall become earned and payable within seventy days following the first anniversary of the Effective Date based on performance during the first year following the Effective Date. Subject to Executive’s continued employment through the second anniversary of the Effective Date, the remaining fifty percent (50%) of the target number of Integration Performance Units shall become earned and payable within seventy days following the second anniversary of the Effective Date based on performance during the second year following the Effective Date. The integration bonus plan will provide that in the event Executive’s employment is terminated under circumstances that give rise to the payment of severance payments under either the Company’s Executive Severance Plan or Amended and Restated Change of Control Severance Plan ( in accordance with the terms of such plans and as each may be amended from time to time), then Executive shall be entitled to receive payment of the target number of his Integration Performance Units applicable to any in-progress or future portion of the applicable performance periods within seventy days following the date of such termination of employment (and for the avoidance of doubt, and not in any way in limitation of Executive’s rights to earn the Integration Performance Units based on performance, if such a termination occurs after the first anniversary of the Effective Date, Executive shall not be entitled to receive by virtue of his termination of employment any Integration Performance Units attributable to the first year following the Effective Date).
5. TERMINATION.
A. Death. This Agreement and Executive’s employment shall terminate automatically on the death of Executive.
B. Disability. The Company, at its option, may terminate Executive’s employment upon the Disability of Executive. For purposes of this Agreement, “Disability” shall mean physical or mental incapacity that renders Executive unable to perform the normal and customary duties of employment of Executive even with a reasonable accommodation for (A) 120 days in any twelve (12) month period or (B) for a period of ninety (90) successive days.

C. Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Executive has engaged in or committed: (i) willful misconduct, (ii) fraud, (iii) failure or refusal to perform the duties of Chief Operating Officer or (iv) a conviction of or a plea of nolo contendre to a felony.
D. Other than Cause, Death, or Disability. The Company may terminate Executive’s employment at any time, with or without cause, upon 30 days’ written notice.
E. Obligations of the Company Upon Termination.
(i) Termination for any Reason. If Executive’s employment is terminated for any reason during the Employment Period, Executive shall be entitled to receive timely payment of the sum of (i) Executive’s annual base salary through the date of termination to the extent not theretofore paid and (ii) any compensation previously deferred by Executive in accordance with the Company’s deferred compensation plans (together with any accrued interest or earnings thereon pursuant to the terms of the applicable plan) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”).
(ii) Executive Severance Plan and Change of Control Severance Plan. During the Employment Period, Executive shall be entitled to participate in the Company’s Executive Severance Plan and Amended and Restated Change of Control Severance Plan in accordance with the terms of such plans and as each may be amended from time to time. Subject to the preceding sentence, the Executive shall be entitled to receive “Tier I” benefits under each of the Severance Plan and the Amended and Restated Change of Control Severance Plan. Any benefits becoming payable under the Severance Plan or the Amended and Restated Change of Control Severance Plan as a result of the termination of the Executive’s employment shall be in addition to the Accrued Obligations, provided that to the extent Executive becomes entitled to receive payments or benefits included within the Accrued Obligations under either such plan, Executive shall not be entitled to any duplication of benefits.
F. Exclusive Remedy. Executive agrees that the payments and benefits contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.
6. CONFIDENTIALITY AND INVENTION.
Executive has previously executed an Employee Invention and Confidentiality Agreement (“Invention Agreement”), which is incorporated herein as if fully set forth. In the event of an inconsistency between a provision of this Agreement and a provision of the Invention Agreement, the provision of this Agreement controls.
7. NON-INTERFERENCE.
Executive promises and agrees that during the term of this Agreement, and for a period of twenty-four (24) months thereafter, he will not influence or attempt to influence any customer, supplier, or distributor of the Company to alter or reduce its business relationship with the Company.

8. LITIGATION ASSISTANCE.
Executive agrees to cooperate with the Company in any actual or threatened litigation that arises against or brought by the Company at any time during or after the Employment Period, including but not limited to participating in interviews with the Company’s counsel to assist the Company in any such litigation.
9. ARBITRATION.
Any controversy arising out of or relating to Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from ADR Services, Inc., and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment.
10. SUCCESSORS.
A. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.
B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
11. WAIVER.
No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

12. MODIFICATION.
This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.
13. SAVINGS CLAUSE.
If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
14. COMPLETE AGREEMENT.
This Agreement (and all other agreements, exhibits, and schedules referred to in this Agreement, including without limitation the Invention Agreement) constitutes and contains the entire agreement and final understanding concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.
15. GOVERNING LAW.
This Agreement shall be deemed to have been executed and delivered within the County of Orange, State of California and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
16. CONSTRUCTION.
Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
17. COMMUNICATIONS.
All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Executive at Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612, or addressed to the Company at: Western Digital Corporation, Attn. Corporate Secretary, 3355 Michelson Drive, Suite 100, Irvine, California 92612. Either party may change the address at which notice shall be given by written notice given in the above manner.

18. SECTION 409A.
To the extent that any reimbursements pursuant to paragraph D of Section 3 are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to paragraph D of Section 3 are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.
19. EXECUTION AND EFFECTIVE DATE.
This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. This Agreement shall become effective on the Effective Date. If the transactions contemplated by the Stock Purchase Agreement fail to close for any reason, or if the Stock Purchase Agreement terminates for any reason without the transactions contemplated thereby closing, this Agreement shall automatically terminate and be of no force and effect.
[Signatures on the following page.]

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
By:	/s/ John F. Coyne
	Name:	John F. Coyne
	Title:	Chief Executive Officer

EXECUTIVE:
By:	/s/ Timothy M. Leyden
	Name:	Timothy M. Leyden